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                                                                      Exhibit 11

MONRO MUFFLER BRAKE, INC.
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
(UNAUDITED)


Earnings per share for each period was computed by dividing net income for such period by the weighted average number of shares of Common Stock and Common Stock equivalents outstanding during such period.

                                                         QUARTER ENDED
                                                            JUNE 30,
                                                            --------
                                                     2001             2000
                                                     ----             ----
                                                      (DOLLARS IN THOUSANDS,
                                                      EXCEPT PER SHARE DATA)
DILUTED
-------

EARNINGS

Net income available to common shares               $ 3,853          $ 3,447
                                                    =======          =======


SHARES

Weighted average number of common shares              8,376            8,322

Treasury Stock                                         (217)            (119)

Assuming conversion of Class C Convertible
  Preferred Stock                                       636              636

Dilutive effect of outstanding options                  190               43
                                                    -------          -------

Total common and common equivalent shares             8,985            8,882
                                                    =======          =======


DILUTED EARNINGS PER SHARE                          $   .43          $   .39
                                                    =======          =======




BASIC
-----

EARNINGS

Net income available to common shares               $ 3,853          $ 3,447
                                                    =======          =======

SHARES

Weighted average number of common shares              8,159            8,203
                                                    =======          =======

BASIC EARNINGS PER SHARE                            $   .47          $   .42
                                                    =======          =======


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